ATSG Completes Omni Air Acquisition

WILMINGTON, OH - November 9, 2018 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced that it has completed the previously announced acquisition of Omni Air International LLC (Omni Air), a passenger ACMI and charter services provider, along with related entities, for $845 million, subject to customary adjustments.

Joe Hete, President and Chief Executive Officer of ATSG, said, "Completing this Omni acquisition is a milestone achievement for ATSG. It increases both our revenue and our Adjusted EBITDA expectations for 2019 by more than 40 percent, brings increased revenue diversification, and adds both passenger service and Boeing 777 capabilities to our range of services. We are eager to work with Omni’s management to pursue the many opportunities our combined assets and talented associates can address.”

In contemplation of the Omni purchase, ATSG today agreed to amend its senior credit facility with a consortium of banks led by SunTrust Bank, previously dated May 31, 2016. The new amended agreement has an aggregate principal amount of $1.28 billion, consisting of the continuing secured revolving credit facility of $545 million, a continuing secured term loan with a current balance of $60 million, and a new $675 million secured term loan. The maturity date of these loans is May 30, 2023.

The amended facility includes an accordion feature that would allow the total amount of borrowings under the facility to increase by up to $400 million, assuming certain conditions and with bank consent. The total amount of additional debt ATSG and its subsidiaries may incur outside of the amended facility increases from $300 million to $500 million. Credit terms are consistent with the existing facility, including with respect to provisions limiting ATSG’s ability to declare or pay dividends or repurchase shares, and requires ATSG to maintain specified financial ratios and minimum collateral values, and meet other financial condition tests. The facility is secured by substantially all of ATSG’s Boeing 777, 767 and 757 aircraft.

Omni Air is a leading provider of passenger airlift services to the U.S. Department of Defense (DoD) via the Civil Reserve Air Fleet (CRAF) program, and a worldwide provider of full-service passenger charter and ACMI services. Omni Air also carries passengers worldwide for a variety of private sector customers and government services firms. Omni Air, founded in 1993, is an FAR Part 121 certificated and IATA Operational Safety Audit registered airline. Omni Air’s fleet, which includes seven 767-300ER, three 767-200ER and three 777-200ER passenger aircraft, enhances ATSG’s position as the world’s largest source of dedicated 767 cargo aircraft to selected air-express and other operators. Eleven of the thirteen aircraft Omni Air operates are owned, with one 767-200ER and one 767-300ER leased. In total, the ATSG companies will have a combined fleet of more than 90 aircraft in service by year-end.

The combination with Omni Air is anticipated to add over $430 million in annualized revenues to ATSG. It also is expected to be immediately accretive to ATSG’s adjusted earnings per share in 2019. After adjusting for the present value of tax benefits, which are estimated to be approximately $85 million, the implied acquisition multiple is 5.8x Omni Air’s adjusted EBITDA for the trailing 12 months ending August 2018.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies and government entities that outsource their air transport requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAR Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; Airborne Maintenance and Engineering Services, Inc. including its subsidiary, Pemco World Air Services, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) uncertainty of the expected financial performance of the combined company following completion of the acquisition; (ii) failure to realize the anticipated benefits of the acquisition; (iii) difficulties and delays in achieving synergies of the combined company; (iv) inability to retain key personnel; (v) changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303